Exhibit 10.13

Power of Attorney

Pursuant to the Amended and Restated Voting Rights Trust Agreement entered into on January 30, 2013 (“Voting Trust Agreement”), Beijing QIYI Century Science & Technology Co., Ltd. (the “Company”) has the right to exercise all shareholder voting rights (“Voting Rights in Target Company”) at the shareholder’s meeting of Beijing iQIYI Science & Technology Co., Ltd. (“Target Company”).

In respect of the Voting Rights in Target Company, the Company hereby irrevocably authorizes Qiyi.com, Inc. (“Qiyi Cayman”) or any Chinese company or individual it designates to the extent permitted by relevant laws to exercise the Voting Rights in Target Company specified in the Voting Trust Agreement during the term of this Power of Attorney. Qiyi Cayman may delegate this right to any third person it designates without prior written notice to the Company.

This Power of Attorney shall be effective retroactively as of November 23, 2012 until expiry or termination of Voting Trust Agreement. During the term hereof, the Company hereby waives all right granted to Qiyi Cayman hereunder, and will not exercise such right by itself. This Power of Attorney is irrevocable, and may not be amended unless by Qiyi Cayman at its discretion.

Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

/s/ Beijing QIYI Century Science & Technology Co., Ltd.

January 30, 2013